Exhibit 5.2
[Loyens & Loeff Letterhead]

postal address	P.O. Box 71170 1008 BD AMSTERDAM
office address	Fred. Roeskestraat 100 1076 ED AMSTERDAM the Netherlands +31 20 578 5785
internet	www.loyensloeff.com

To: Fiat Chrysler Automobiles N.V. 25 St. James’s Street London SW1A 1HA United Kingdom

re	Dutch law legal opinion – Fiat Chrysler Automobiles N.V. – Issuance of the Exchange Notes
reference	18791213-v5

Amsterdam, 19 May 2015

Dear Sir, Madam,

1	INTRODUCTION
We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the transactions contemplated by the Opinion Documents.

2	DEFINITIONS

2.1
Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter or comprise the documents listed under the capitalised headers of Schedule 1 (Opinion Documents).

2.2	In this opinion letter:
Company means Fiat Chrysler Automobiles N.V., registered with the Trade Register under number 60372958.
Exchange Global Securities means the documents listed in paragraphs 1 and 2 of Schedule 1 (Opinion Documents).
Exchange Notes means the up to USD 1,500,000,000 4.500% senior notes due 2020 and the up to USD 1,500,000,000 5.250% senior notes due 2023 issued by the Company represented by either the Exchange Global Securities or the definitive Securities (as defined in the Indenture).

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

amsterdam • arnhem • brussels • luxembourg • rotterdam • aruba curacao • dubai • geneva • hong kong • london • new york • paris • singapore • tokyo • zurich

Execution Date means the date on which each Exchange Global Security is executed.
Initial Global Securities means the documents listed in paragraphs 4 up to and including 11 of Schedule 1 (Opinion Documents).
Relevant Date means the date of the Resolutions, the date of the Indenture, the date of the Initial Global Securities and the date of this opinion letter.
Resolutions means the Delegation Resolution and the CEO Resolution.
SEC means the U.S. Securities and Exchange Commission.
Securities Act means the U.S. Securities Act of 1933, as amended from time to time.
Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1
For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Opinion Documents and electronically transmitted copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated 6 May 2015 (the Excerpt);

(b)	the deed of incorporation of the Company dated 1 April 2014 (the Deed of Incorporation);

(c)
the articles of association (statuten) of the Company included in the deed of amendment of the articles of association of the Company dated 11 October 2014, effective per 12 October 2014 (the Articles);

(d)	the regulations of the board of directors (bestuursreglement) of the Company dated 29 October 2014 (the Board Regulations);

(e)
a certified summary of the discussions, actions and resolutions taken at the meeting of the board of directors of the Company held on 28-29 October 2014 regarding, inter alia, the delegation of certain decisions to the Chief Executive Officer of the Company (the Delegation Resolution);

(f)	the resolution of the Chief Executive Officer of the Company dated 9 April 2015 (the CEO Resolution); and

(g)	the draft dated 19 May 2015 of the registration statement on Form F-4 to be filed by the Company with the SEC under the Securities Act (the Registration Statement).

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk's office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)
    an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)
an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3
We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1
We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law. We do not express an opinion on tax law, competition law and financial assistance. The terms "the Netherlands" and "Dutch" in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2
Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3
In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4
This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. The General Terms and Conditions (as referred to in the footnote of this opinion letter) do not apply to this opinion letter.

5	OPINIONS
The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status
The Company has been duly incorporated and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	No insolvency, dissolution, merger or demerger
Based solely on the Excerpt and the Checks, the Company is validly existing and has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or been subjected to any insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the Insolvency Regulation).

5.3	Corporate power
The Company has the necessary corporate capacity and power to execute the Opinion Documents, to issue the Exchange Notes and to exercise its rights and to perform its obligations thereunder.

5.4	Due authorisation

5.4.1
The execution and delivery by the Company of the Opinion Documents and the performance of its obligations thereunder have been duly authorised by all requisite corporate action on the part of the Company.

5.4.2	The offer and issue of the Exchange Notes has been duly authorised by all requisite corporate action on the part of the Company.

5.5	Due execution

5.5.1	The Indenture and the Initial Global Securities have been duly executed by the Company.

5.5.2
The Exchange Global Securities and the definitive Securities, when duly signed on behalf of the Company by the board of directors of the Company acting jointly, the Chief Executive Officer of the Company acting individually, or by a person duly authorised to sign pursuant to a valid power of attorney, will have been duly executed by the Company.

5.6	Choice of law
The choice of New York law as the law governing the contractual rights and obligations contained in the Opinion Documents and the terms and conditions of the Exchange Notes is valid and binding under Dutch law.

5.7	Enforceability

5.7.1
The contractual obligations contained in the Indenture and the Initial Global Securities constitute the binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.7.2
The contractual obligations contained in the Exchange Global Securities and the definitive Securities, when duly executed, authenticated, effectuated and delivered in accordance with the Opinion Documents, constitute the binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.8	Enforcement of court decision
In the absence of an applicable treaty between the United States of America and the Netherlands, a judgment rendered by a New York court will not be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court in accordance with Section 431 of the Dutch Code of Civil Procedure. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits if (a) that judgment results from proceedings compatible with Dutch concepts of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands and (c) the jurisdiction of the New York court has been based on an internationally acceptable ground.

6	ADDRESSEES

6.1
This opinion letter is addressed to you and may only be relied upon by you in relation to and as an exhibit to the Registration Statement and may not be disclosed without our prior written consent other than as an exhibit to the Registration Statement. This opinion letter is not to be used or relied upon by you for any purpose other than in connection with the filing of the Registration Statement.

6.2
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Loyens & Loeff N.V. under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,
/s/ Loyens & Loeff N.V.
_____________________________	_____________________________

Schedule 1
OPINION DOCUMENTS

1	The draft global security relating to the 4.500% Exchange Notes due 2020.

2	The draft global security relating to the 5.250% Exchange Notes due 2023.

3	The New York law indenture relating to the issuance of the Exchange Notes dated 14 April 2015 between the Company and The Bank of New York Mellon as Trustee (the Indenture).

4	The executed global security relating to the Rule 144A Notes due 2020 No. A-01 dated 14 April 2015.

5	The executed global security relating to the Rule 144A Notes due 2020 No. A-02 dated 14 April 2015.

6	The executed global security relating to the Rule 144A Notes due 2020 No. A-03 dated 14 April 2015.

7	The executed global security relating to the Regulation S Notes No. S-01 due 2020 dated 14 April 2015.

8	The executed global security relating to the Rule 144A Notes due 2023 No. A-01 dated 14 April 2015.

9	The executed global security relating to the Rule 144A Notes due 2023 No. A-02 dated 14 April 2015.

10	The executed global security relating to the Rule 144A Notes due 2023 No. A-03 dated 14 April 2015.

11	The executed global security relating to the Regulation S Notes No. S-01 due 2023 dated 14 April 2015.

Schedule 2
ASSUMPTIONS
The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2
The information recorded in the Excerpt is true, accurate and complete on the Relevant Date and will be true, accurate and complete on each Execution Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

1.3	The Exchange Global Securities will be validly executed in the form of the drafts referred to in paragraphs 1 and 2 of Schedule 1 (Opinion Documents).

1.4	The definitive Securities will be executed in the form of the draft referred to in the Indenture and filed as an exhibit to the Registration Statement.

1.5	The Registration Statement has been or will be filed with the SEC and declared and remain effective pursuant to the Securities Act.

1.6
Each of the Exchange Global Securities and the Initial Global Securities qualifies as an agreement (overeenkomst) within the meaning of section 3 of the EC Regulation of 17 June 2008 on the law applicable to contractual obligations.

2	Incorporation, existence and corporate power

2.3
The Company has not been listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, on the Relevant Date and on each Execution Date (although not constituting conclusive evidence thereof, this assumption, with respect to the information recorded on the date hereof, is supported by the contents of the Checks).

2.4
The Company has its centre of main interest (as described in the Insolvency Regulation) in the Netherlands and does not have an establishment (as described in the Insolvency Regulation) which has been subjected to any insolvency proceeding or winding up proceeding outside the Netherlands.

2.5	The Company will be validly existing under the law of the Netherlands on each Execution Date.

2.6	The Board Regulations are the regulations of the board of directors of the Company in force on the Relevant Date and on each Execution Date.

2.7	The Articles are the articles of association (statuten) of the Company in force on the Relevant Date and on each Execution Date.

3	Corporate authorisations

3.4
The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of the transactions contemplated by the Opinion Documents and the Exchange Notes, (b) have been made with due observance of the Articles and any applicable by-laws and (c) remain in full force and effect.

3.5
No member of the board of directors of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

3.6
The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Documents and the Exchange Notes at or prior to the Relevant Date or the relevant Execution Date.

4	Other parties

4.6	Each party to the Opinion Documents, other than the Company, is validly existing under the laws by which it is purported to be governed.

4.7
Each party to the Opinion Documents, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and to perform its obligations under the Opinion Documents and the Opinion Documents have been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

5	Validity

5.9	Under any applicable laws (other than Dutch law):

(a)	the Opinion Documents and the Exchange Notes constitute, the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms; and

(b)	the choice of law and submission to jurisdiction made in the Opinion Documents and in the terms and conditions of the Exchange Notes is valid and binding.

5.10
The terms and conditions of the Exchange Notes will not be affected by any rule of law which applies or may be applied to obligations arising under bills of exchange, cheques, promissory notes and other negotiable instruments.

Schedule 3
QUALIFICATIONS
The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency
The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio

Pauliana), and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

2	Enforceability

2.8
The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.9
A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3	Corporate authorisations
Dutch law does not impose limitations on delegation of resolutions. One Dutch legal scholar has taken the view that material board functions may not be delegated. To date this view is not supported by other Dutch legal scholars. In addition, in our view it can be successfully argued that the resolutions adopted in the CEO Resolution do not relate to material board functions as these resolutions are taken in line with the strategy and risk management policy of the Company (as confirmed in the CEO Resolution).

4	Powers of attorney

4.8
Under Dutch law, each power of attorney or mandate included in the Opinion Documents, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy (faillissement), and will cease to be effective in case of a suspension of payments (surseance van betaling) of the Company or in the event of the Company being subjected to emergency regulations (noodregeling).

4.9
Under Dutch law, a power of attorney can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

5	Accuracy of information

5.11
The information obtained from a bankruptcy clerk's office (faillissementsgriffie) and the online international bankruptcy clerk's office of the court of The Hague (internationale faillissementsgriffie) does not provide conclusive evidence that the Company has not been granted a suspension of payments, declared bankrupt or subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the Insolvency Regulation. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made enquiries with the clerk of the bankruptcy court whether the Company is registered as being declared bankrupt in the register kept by the clerk. We have received oral confirmation that this is not the case. Such confirmation, however, does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

5.12
Any dissolution (ontbinding), merger (fusie), demerger (splitsing) or conversion (omzetting) involving the Company must be notified to the trade register of the Chamber of Commerce in the Netherlands. However, it cannot be assured that such notification has actually been made and therefore the Excerpt does not constitute conclusive evidence that the Company is not dissolved (ontbonden), merged (gefuseerd), demerged (gesplitst) or converted (omgezet) as a notification to the trade register is not a condition for a dissolution (ontbinding), merger (fusie), demerger (splitsing) or conversion (omzetting) to be effective.

6	Dutch court proceedings

6.3
Pursuant to the EC Regulation of 17 June 2008 on the law applicable to contractual obligations (Rome I) and subject to the limitations of Rome I, a Dutch court may apply provisions of law other than the law chosen by the parties.

6.4
Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties.

6.5
Enforcement by a Dutch court will in any event be subject to the extent to which the relevant obligations are enforceable under their governing law (if other than Dutch law), the power or obligation of a Dutch court to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere, the rules of civil procedure as applied by a Dutch court and the nature of remedies available under Dutch law (specific performance may not always be available).

6.6	Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

6.7
It is uncertain under Dutch law whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

6.8
If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

7	Regulatory

7.1
A person residing in the Netherlands may be designated by the Dutch Central Bank pursuant to the Act on financial foreign relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so designated, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank. Failure to observe these requirements does, however, not affect the enforceability of the obligations of such person.

7.2
If a facsimile or scan copy signature is used for the definitive Securities, each signatory should consent to such use of his or her signature and evidence of such consent may be required for the enforcement of the Exchange Notes in the Netherlands. If a definitive Security is executed by affixing thereto the facsimile or scan copy signature of a person who no longer holds office on the actual issue date of the relevant Exchange Note, it may be necessary for the enforcement of the Exchange Note in the Netherlands that the holder thereof presents both the Exchange Note and evidence of the agreement of the Company to also be bound in such circumstances and evidence of the consent of the signatory.

8	Trust
Pursuant to the Convention on the law applicable to trusts and their recognition of 1 July 1985, a trust created in accordance with the chosen law, will be recognised by the courts in the Netherlands, provided that the chosen law provides for trusts and the trust has been created voluntarily and is evidenced in writing. The courts in the Netherlands will, however, not be bound to recognise a trust of which the significant elements are more closely connected with states which do not provide for the institution of the trust.